Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 21, 2014
CONTACT:	Paul Askegaard
Aetrium Incorporated
(651) 704-1812
NASDAQ:	ATRM

Aetrium RECEIVES NASDAQ NOTIFICATION LETTER

St. Paul, Minn (11/21/14) – Aetrium Incorporated (Nasdaq: ATRM) (“Aetrium” or the “Company”) announced today that it received a notification letter from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) on November 19, 2014 which stated that the Company no longer complies with Nasdaq’s Rule 5250(c)(1) for continued listing because it has not yet filed its Quarterly Report on Form 10-Q for the period ended September 30, 2014.

As previously disclosed, the Company is in the process of reviewing its financial statements for the second quarter of 2014 and working to improve the processes, procedures and controls at its subsidiary KBS Builders, Inc. (“KBS”) and to correct accounting errors that occurred at KBS during the preparation of such financial statements. KBS operates the Company’s modular housing manufacturing business that was acquired in April 2014. Because this process is ongoing, the Company has not yet been able to complete its Quarterly Report on Form 10-Q for the period ended September 30, 2014.

The Nasdaq letter states that the Company has 60 calendar days from the date of the letter to submit a plan to regain compliance with listing rules. If Nasdaq accepts the plan, it may grant an exception until May 13, 2015 for the Company to regain compliance. The Company intends to file an amendment to its Quarterly Report on Form 10-Q for the period ended June 30, 2014 and to file its Quarterly Report on Form 10-Q for the period ended September 30, 2014 as soon as reasonably practicable.

About Aetrium

Aetrium Incorporated (Nasdaq: ATRM), through its wholly-owned subsidiary KBS Builders, Inc., manufactures modular housing units for commercial and residential applications. Aetrium is based in North St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. Aetrium’s website is www.atrmcompanies.com.

Forward-Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “potential,” “should,” “continue” or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.